EXHIBIT 99.1

PSB Holdings, Inc.

News Release

June 6, 2007

FOR IMMEDIATE RELEASE

Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.

Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES

ELEVENTH CONSECUTIVE QUARTERLY DIVIDEND

PUTNAM, CT – June 6, 2007—Robert J. Halloran, Jr., President of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.06 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.24 per share. The dividend will be payable to stockholders of record as of July 6, 2007, and will be paid on July 20, 2007.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Savings Bank also operates a full-service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Global Market under the symbol PSBH.

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